TRUST AGREEMENT

                             Between


                 WYLE ELECTRONICS, as EMPLOYER,


                               and

                 NORTHWESTERN TRUST & INVESTORS
                  ADVISORY COMPANY, as TRUSTEE



                     Dated:  May 24, 1996

                        TABLE OF CONTENTS


                                                             Page


ARTICLE I      ESTABLISHMENT OF FUND . . . . . . . . . . . .  1

ARTICLE II     GENERAL DUTIES OF TRUSTEE . . . . . . . . . .  2

ARTICLE III    POWERS OF TRUSTEE . . . . . . . . . . . . . .  7

ARTICLE IV     ACCOUNTING BY TRUSTEE . . . . . . . . . . . . 10

ARTICLE V      RESIGNATION AND REMOVAL; SUCCESSOR TRUSTEES . 11

ARTICLE VI     COMPENSATION; EXPENSES; BONDING . . . . . . . 12

ARTICLE VII    AMENDMENT AND TERMINATION . . . . . . . . . . 13

ARTICLE VIII   IMMUNITY AND PROTECTION . . . . . . . . . . . 13

ARTICLE IX     MISCELLANEOUS PROVISIONS. . . . . . . . . . . 15

               AGREEMENT AND DECLARATION OF TRUST


     THIS AGREEMENT AND DECLARATION OF TRUST, hereinafter referred to as the "Agreement," or "Trust Agreement," by and between WYLE ELECTRONICS, a corporation organized and existing under the laws of the State of California, hereinafter referred to as the "Employer," and NORTHWESTERN TRUST AND INVESTORS ADVISORY COMPANY, a Washington trust company, its successor or successors, referred to as the "Trustee":

                      W I T N E S S E T H:

     WHEREAS, the Employer maintains the WYLE ELECTRONICS 401(k) Plan for the benefit of its Employees, hereinafter referred to as the "Plan"; and
     WHEREAS, the Plan is a restatement and continuation of the Wyle Electronics Capital Accumulation Plan; and
     WHEREAS, the Employer desires to enter into a Trust Agreement to provide for the investment of assets of the Plan by the Trustee;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Employer and the Trustee do hereby covenant and agree as follows:

                            ARTICLE I
                      ESTABLISHMENT OF FUND

     The Employer hereby establishes with the Trustee, pursuant to the Plan, a trust which shall be comprised of all sums of money and other property acceptable to the Trustee as shall from time to time be paid or delivered to the Trustee and the earnings and profits thereon. All such money and property, all investments and proceeds thereof and earnings, losses, appreciations or depreciations thereon, less the payments which shall have been made by the Trustee at any time of reference as authorized herein, are referred to herein as the "Fund".
     Certain assets of the Fund are assets which were formerly held in trust and/or under one or more annuity contracts pursuant to the Wyle Electronics Capital Accumulation Plan.

                           ARTICLE II
                    GENERAL DUTIES OF TRUSTEE

     2.1 It shall be the duty of the Trustee to hold, invest, reinvest and manage the Fund in accordance with the terms of this Agreement. The Trustee shall have no duty or authority to determine the correctness of any contribution to the Trust, nor to enforce collection of such contribution.
     2.2 The Trustee shall make payments from the Fund to such persons, at such times and in such amounts and manner as the Committee (as defined in the Plan) may direct. (As used in this Trust Agreement, the term Committee refers, as appropriate in the context, to persons to whom the Committee has delegated duties under the Plan, specifically including the Committee, as defined in the Plan.) The Trustee shall not be responsible for the propriety of such payments, unless the Trustee acts in a gross negligent manner to improperly distribute such payment. The Trustee shall have no authority with respect to the control and management of the operation and administration of the Plan, all of which responsibility and authority is hereby specifically allocated to the Committee to be carried out pursuant to the provisions of the Plan. Without limiting the generality of the foregoing, the Trustee shall have no responsibility or authority with respect to the following:
     (a) Determining any question relating to the eligibility of Employees to participate;
     (b)  Enrollment of eligible employees;
     (c) Determining the amount and kind of benefits payable to Participants, spouses and beneficiaries;
     (d) Preparing and disseminating to Employees disclosure as required by law unless the Trustee is required by law to prepare and disseminate such disclosure;
     (e)  Preparing  and carrying out a claims procedure;
     (f) Maintaining any records for the administration of the Plan other than those that the Trustee has agreed to maintain hereunder or specifically agrees to maintain by written agreement;
     (g)  Interpretation of the provisions of the Employer's
Plan;
     (h)  Establishing a funding policy;
     (i) Compliance with applicable bonding requirements of federal law; and
     (j) Filing any governmental report(s) other than those which the Trustee specifically agrees to file pursuant to a separate written agreement.
     The foregoing provisions shall be interpreted to allocate to the Committee to the fullest extent allowed by law all responsibility and authority for the administration, management and control of the Plan; provided, however, that the foregoing provisions shall only apply to the allocation of duties between the Committee and the Trustee, and shall not be deemed to refer to or alter the allocation of responsibility and authority among the Committee, the Committee, any Investment Manager (as defined in the Plan) or any other Fiduciary (as defined in the Plan, other than the trustee). The allocation of responsibility and authority for the administration, management and control of the Plan between all parties other than the Trustee shall be governed by the terms of the Plan. The Trustee shall be responsible only for duties specifically undertaken pursuant to the terms of this Agreement or as otherwise required by law, and the Trustee shall not be liable for breach of fiduciary responsibility of another fiduciary except to the extent that the Trustee is liable for such breach pursuant to applicable federal law.
     2.3 The Trustee shall invest and reinvest the Fund, without distinction between principal and income, in any property, real, personal or mixed, foreign or domestic, or share thereof or part interest therein, wherever situated, as the Trustee is directed by the Committee, or an Investment Manager, pursuant to Section 7.3(b) of the Plan, provided that the indicia of ownership of all property held in the Fund shall be retained within the jurisdiction of the District Courts of the United States. Such investment and reinvestment shall not be restricted to property authorized for investment by trustees by any present or future law of any state, and shall include but not be limited to:
common and preferred stocks, bonds, debentures, notes, mortgages, insurance contracts, regulated investment company shares, Participant loans, fees, leaseholds, options on securities, common or collective trust funds maintained by the Trustee (the terms of which are incorporated herein by reference), and other securities and evidences of indebtedness or ownership.
     Notwithstanding the foregoing, the Trustee may segregate the fund into subfunds and each such subfund shall be invested in the shares of a regulated investment company selected by the Committee. Provided, that in the discretion of the Committee, a subfund may be invested in accordance with the direction of an investment manager appointed by the Committee. Any investment manager so appointed shall be registered as an investment advisor under the Investment Advisor's Act of 1940. The Trustee shall receive a written acknowledgement by the investment manager that it is a registered investment advisor, that it is a fiduciary with respect to the Plan, that it has accepted appointment as an investment manager, and that it has complied with any applicable bonding requirements of federal law. The Trustee shall be protected in assuming that the appointment of an investment manager remains in effect until the Trustee shall be notified in writing by the Committee that such investment manager has been removed or has resigned. With respect to an amount allocated to an investment manager for investment, the Trustee shall invest and reinvest the subfund pursuant to the directions of such investment manager.
     If directed pursuant to the written instructions of the Committee, the Trustee shall establish a subfund which shall be invested in the common stock of the Employer and cash or cash equivalents (including shares in a regulated investment company which is a short term or money market fund). The Trustee shall acquire shares of the common stock of the Employer at such times and at such terms as the Committee shall direct either from the Employer or on the open market pursuant to the instructions of the Committee. All acquisitions of common stock of the Employer shall be accomplished in a manner consistent with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
     If directed pursuant to the written instructions of the Committee, the Trustee shall establish a subfund which shall be invested solely in one or more group annuity contracts issued by life insurance companies selected by the Committee.
     If permitted pursuant to the terms of the Plan, individual Participants may allocate their contributions to one or more of the subfunds and may transfer among subfunds. The allocation of contributions and the transfer among subfunds shall be carried out pursuant to the terms of the Plan and such operational procedures as shall be agreed to by the Trustee and the Employer.
     The Trustee shall not be liable for any loss or for any breach of fiduciary responsibility which results from a Participant's exercise of control over all or part of the investment of contributions made on his or her behalf. Where a Participant is directing the investment of his or her accounts, the Trustee shall have no responsibility to maintain diversification.
     The Trustee shall not be liable for the acts or omissions of the Employer or for the acts or omissions of any investment manager appointed by the Employer, nor be under any obligation to invest or otherwise manage any asset of the Fund which is the subject of the management of the Employer, Committee, or the investment manager.
     The Trustee shall have the authority to interpret its responsibilities under this Agreement and in the absence of an abuse of such discretion, the Trustee's interpretation shall be conclusive.
     2.4 The Trustee shall discharge its investment responsibilities hereunder solely in the interests of the Participants and beneficiaries and:
     (a) for the exclusive purpose of providing benefits to Participants and their beneficiaries, and defraying reasonable expenses of administering the Plan;
     (b) with care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims;
     (c) by diversifying the investments of the Plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; and
     (d)  in accordance with the terms of the Trust Agreement.
     2.5 In determining whether the requirements of prudence and diversification stated in Sections 404(a)(1)(B) and (C), respectively, of ERISA have been met, all the investments of the Trust funds shall be considered in their entirety, and the portion managed by the Trustee hereunder shall be only one consideration in making such a determination. If one or more investment managers, in addition to the Trustee, are appointed pursuant to this Agreement, the Employer shall be responsible for seeing that the requirement of the proper diversification of the total Plan assets mentioned above has been met, and the Trustee shall not have any such responsibility.
     2.6 Except for acts or omissions involving negligence, the Employer agrees to indemnify the Trustee for and to hold it harmless against any and all liabilities, losses, costs or expenses (including reasonable legal fees and expenses) which may be imposed on, incurred by or asserted against the Trustee at any time for following directions from the Committee (including those relating to participant direction), or following any direction of an investment manager, which are proper on their face and permitted by the provisions of this Trust Agreement.

                           ARTICLE III
                        POWERS OF TRUSTEE

     In addition to and not in limitation of powers given by law, the Trustee is authorized and empowered:
     (a) To sell, exchange, convey, transfer, mortgage, pledge, grant options with respect to, or otherwise dispose of any real or personal property, at public or private sale, for such prices and on such terms as the Trustee deems suitable and without obligation upon any person dealing with the Trustee to see to the application of any money or other property delivered to it;
     (b) To hold all or any part of the Fund in cash, without liability for interest thereon;
     (c) To exercise any right, including the right to vote, personally or by general of special proxies or powers of attorney, appurtenant to any securities or other property held in the Fund, except where pass through voting rights are required by the Plan;
     (d) At the direction of a Participant (or in the event of a Participant's death, the Participant's beneficiary), to vote, or make tender decisions, on Employer stock in accordance with the provisions of the Plan. The Participant shall have the right to the extent provided in the Plan to direct the Trustee with respect to the voting or tender shares of Employer stock allocated to the Participant's account;
     (e) To exercise or sell any conversion privileges subscription rights or other rights or options and to make any payments incidental thereto; to oppose, consent to, or otherwise participate in, any reorganization, recapitalization or other changes affecting securities held in the Fund, or any lease, mortgage or sale of the property of an organization the securities of which are held in the Fund; to deposit any securities or other property in a voting trust or with any committee, to delegate discretionary powers, to the extent permitted by law, and to pay expenses, assessments or charges in connection therewith; to retain any property allotted to the Fund in connection with any such reorganization or other changes; and generally to exercise any of the powers of an owner with respect to stock, bonds, securities or other property held in the Fund;
     (f) To borrow money for purposes of the Trust in such amounts and upon such terms as it deems advisable; to issue promissory notes therefor, and pledge all or part of the Fund as security therefor;
     (g) To hold securities or other property in its name as Trustee or in the name of one or more nominees or in bearer form; provided, that the Trustee's records shall at all times show that such property is part of the Fund;
     (h) To make, execute, acknowledge and deliver any instruments that may be necessary or appropriate to carry out the powers herein granted;
     (i) To consult and employ suitable agents, auditors and legal counsel or other advisers, and to pay their reasonable expenses and compensation;
     (j) To enforce, abstain from enforcing, settle, modify, compromise, submit to arbitration or abandon any rights, obligations, claims, debts or damages due or owing to or from the Fund; to commence, defend or represent the Fund in all suits and legal and administrative proceedings; and to abandon any property;
     (k) To acquire, hold, manage, operate, repair, develop, improve, alter, demolish, partition, mortgage, grant options with respect to, lease for any term or terms of years, or otherwise deal with real property held in the Fund, upon such terms and conditions as the Trustee deems advisable;
     (l) To accept and retain any securities or other property received or acquired by the Trust, whether or not such property would normally be purchased or would then be authorized as investments hereunder;
     (m) To collect and receive any money or other property due to the Fund and to give full discharge and acquittance therefor;
     (n) To contract or make reasonable arrangements with a party in interest, for office space, legal, accounting or other services necessary for operation of the Trust if no more than reasonable compensation is paid therefor;
     (o) To engage in the lending of securities pursuant to regulations of the Department of Labor and any other applicable regulatory authority;
     (p) To do all acts, execute all such instruments, take all such proceedings and exercise all such rights and privileges with relation to the Fund as it deems necessary to carry out its obligations hereunder to the extent consistent with the rights of Participants and beneficiaries, and the standard of care imposed by Article II hereof;
     (q) To do all acts and things, although not specifically name herein, which it deems advisable to carry out the purposes of this Agreement.

                           ARTICLE IV
                      ACCOUNTING BY TRUSTEE

     4.1 The Trustee shall keep complete and accurate records of all transactions of the Fund, which shall be open to inspection by the Employer or the Committee or their agents at all reasonable times during the business hours of the Trustee and may be audited by independent public accountants engaged by the Employer or the Committee.
     4.2 Within ninety (90) days after each fiscal year of the Trust, and within ninety (90) days after the termination of services of the Trustee, the Trustee shall file with the Employer and Committee a certified account of its administration of the Trust during the preceding year or during the period from the close of the last fiscal year to the date of such termination of services, which account shall include such information maintained by the Trustee which is necessary to enable the Committee to comply with the reporting requirements of federal law. Trustee is hereby relieved of all obligations of the Trustees' Accounting Act of the State of Washington or similar obligations created by the laws of other states.
     4.3 Upon the expiration of ninety (90) days from the date of submission of the report (provided such report is submitted within ninety days of the Trustee's certified account) of the independent public accountant engaged by the employer or Committee to examine the records of the Plan for the year the account is provided by the Trustee, or upon prior written approval of the account by the Employer or Committee, the Trustee shall be forever released and discharged from all liability and accountability to anyone with respect to all acts, transactions and matters shown in such account, except those as to which the Employer or Committee shall within such ninety (90) day period file with the Trustee as written objection. If any such objection is filed and is not satisfactorily adjusted by the parties, the Trustee shall apply to a court of competent jurisdiction for judicial settlement of the account.

                            ARTICLE V
           RESIGNATION AND REMOVAL; SUCCESSOR TRUSTEES

     5.1 The Employer may remove the Trustee at any time by giving sixty (60) days notice in writing to such Trustee and the Committee. The Trustee may resign at any time by giving sixty
(60) days notice in writing to the Employer and the Committee. The parties by agreement may waive such written notice or may cause a resignation or removal to become effective before the running of the notice period.
     5.2 In the event of a vacancy in the office of Trustee arising by removal, resignation, inability or unwillingness to act, or otherwise, the Employer may appoint one or more successor Trustees. Upon accepting such appointment, a new or successor Trustee shall have the same rights, powers, authority, duties and obligations as those conferred and imposed upon Trustee hereunder; all property of the Fund shall be assigned, transferred and paid over to the new or successor Trustee or Trustees; and title to all property constituting the Fund shall vest in that person or jointly in those persons who shall from time to time serve as Trustee or Trustees hereunder.
     5.3 The Trustee is authorized, however, to reserve such sum of money as it reasonably may deem advisable for payment of its fees and expenses in connection with the settlement of its account or otherwise and any balance of such reserve remaining after the payment of such fees and expenses shall be paid over to the successor trustee.
     5.4 Pending appointment of an successor Trustee and acceptance of such appointment, the remaining Trustee or Trustees in office shall have full power and authority to take any action hereunder.
     5.5 No successor Trustee shall be liable or responsible for anything done or omitted in the administration of the Trust prior to the date he became a Trustee.

                           ARTICLE VI
                 COMPENSATION; EXPENSES; BONDING

     6.1 The Trustee shall receive such reasonable compensation for services rendered as may from time to time be agreed upon by the Employer and the Trustee.
     6.2 All reasonable expenses of administrating the Fund, including fees for the services of counsel or agents, the compensation due the Trustee, and all taxes (including interest and penalties with respect thereto) levied or assessed with respect to all or any part of the Fund or the income thereon, shall, unless paid by the Employer, be paid from and constitute a charge upon the Fund.
     6.3 Where required by law, each fiduciary of the Plan and every person handling Plan funds shall be bonded. It shall be the obligation of the Committee to assure compliance with applicable bonding requirements with respect to individuals handling Plan funds, other than the Trustee, and the employees and agents of the Trustee. The Trustee shall not be responsible for assuring that bonding requirements applicable to others are complied with and such responsibility is specifically allocated to the Committee.

                           ARTICLE VII
                    AMENDMENT AND TERMINATION

     7.1 The Employer shall have the right to any time and from time to time to amend, in whole or part, any or all of the provisions of this Agreement, or to terminate this Agreement; provided that no amendment shall have the effect of reducing a Participant's Accrued Benefit except to the extent permitted by law; and provided further that no such amendment which affects the rights, duties and responsibilities of the Trustee may be made without its consent in writing.
     7.2 In the event of termination of this Agreement or of the Plan, the Trustee shall continue to hold the Fund in trust for application and disbursement in such manner and at such times as the Committee may direct.
     7.3 If continuance of the Fund beyond a certain period would cause it to fail, then it shall continue for the maximum period permitted by law and shall then terminate with distribution of all assets as the Committee may direct.

                          ARTICLE VIII
                     IMMUNITY AND PROTECTION

     8.1 In the performance of its duties under this Trust Agreement, the Trustee shall exercise good faith and shall comply with the standard of care imposed upon it and with the terms of this Agreement. The Trustee shall have the authority to interpret its responsibilities hereunder. In case any dispute or doubt arises as to the Trustee's rights, liabilities or duties hereunder, the Trustee, as an expense of administration hereunder, may employ counsel and take the advice of such counsel as it may select and shall be fully protected in acting upon and following such advice except to the extent otherwise provided by law.
     8.2 Whenever the Trustee must or may act upon the direction or approval of the Committee, it shall be fully protected in relying upon a written communication signed by or on behalf of the Committee or by the Employer or in failing to act without such a communication.
     8.3 The Trustee shall be fully protected in relying upon the signed statement of the Employer as to who constitutes the Committee at any time, and in continuing to rely upon such statement until advised otherwise in writing.
     8.4 The Trustee shall be fully protected in acting in good faith upon any instrument, request, direction or other communication believed by it to be genuine and to be executed by the proper person or persons.
     8.5 The Trustee may from time to time consult with legal counsel, who may be counsel to the Employer or who may be counsel to the Trustee, and shall be fully protected with respect to any action taken or omitted by them in reliance upon the advice of counsel.
     8.6 The Trustee shall not be obligated to institute, defend or participate in any legal or administrative action or proceeding, unless requested by the Employer and indemnified by the Employer against all costs and expenses, or unless such action or proceeding is occasioned by the fault of the Trustee or involves a question of their fault.
     8.7 No persons dealing with the Trustee shall be bound to see to proper application of any money paid or property delivered to the Trustee, or to inquire into the validity or propriety of any act or transaction or the authority of the Trustee with respect thereto.
     8.8 The Employer does hereby indemnify and hold harmless the Trustee from any loss, claim or suit arising out of the performance of obligations imposed hereunder (including out-of-pocket costs and reasonable attorneys' fees, including fees on appeal) and not arising from the Trustee's willful neglect or negligence.

                           ARTICLE IX
                    MISCELLANEOUS PROVISIONS

     9.1 To the extent permitted by applicable law, no benefit, interest, distribution of payment to any person hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary; nor to seizure, attachment or other legal, equitable or other process; nor shall it be liable for, or subject to, the debts, liabilities or other obligations of such person. In the event of an attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such right or interest, or to subject it to seizure, attachment or other legal, equitable or other process, such right or interest shall immediately cease; but the Trustee may, in its uncontrolled discretion, pay to or apply for the benefit of such person or his family so much of such right or interest as they may deem advisable. This Section
9.1 shall not be deemed to prohibit a loan to a participant, as provided under the terms of the Plan, or a distribution pursuant to a qualified domestic relations order, as defined in the Plan.
     9.2 Unless the context clearly indicates otherwise, any term used herein shall have the same meaning as in the Plan. Where the context so requires, the masculine when used herein includes the feminine and the singular includes the plural.
     9.3 The assets held under the Plan in the Fund shall never inure to the benefit of the Employer, except in limited circumstances described in the Plan document, and shall be held for the exclusive purposes of providing benefits to Participants in the Plan and their beneficiaries and defraying reasonable expenses of administering the Plan.
     9.4 The Trustee hereby accepts the Trust created by this Agreement on the terms and conditions herein set forth. The Trustee acknowledges that it is a fiduciary, within the meaning of the Employee Retirement Income Security Act of 1974, as amended, with respect to the assets it holds for investment, and the Trustee represents and covenants that it will comply with applicable federal law in the exercise of its rights and the performance of its obligations under this Agreement.
     9.5 This Agreement shall be construed and enforced according to the Employee Retirement Security Act of 1974, as amended, and the laws of the State of Washington to the extent applicable. Any provision in this Agreement which relieves the Trustee from responsibility or liability for any responsibility, obligation or duty imposed by federal law shall be construed to have such effect to the fullest extent permitted by law.

     IN WITNESS WHEREOF, the Employer and the Trustee have caused this Agreement to be executed this 24 day of May, 1996.

                         EMPLOYER:

                         WYLE ELECTRONICS


                         By: /s/ R. Van Ness Holland, Jr.
                              Its:  EVP-Finance, CFO


                         TRUSTEE:

                         NORTHWESTERN TRUST AND INVESTORS
                         ADVISORY COMPANY, a Washington trust
                         company


                         By: /s/ Gerry O. Kelley
                              Its:  Senior Trust Officer